Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 1, 2007

among

PROSPECT MEDICAL HOLDINGS, INC.

and

PROSPECT MEDICAL GROUP, INC.

as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

BANC OF AMERICA CAPITAL SOLUTIONS LLC,
as a Lender,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

3.07	Survival	55
Article IV	CONDITIONS PRECEDENT TO Credit Extensions	55
4.01	Conditions of Initial Credit Extension	55
4.02	Conditions to all Credit Extensions	60
Article V	REPRESENTATIONS AND WARRANTIES	61
5.01	Existence, Qualification and Power	61
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership of Property; Liens; Investments	63
5.09	Environmental Compliance	64
5.10	Insurance	65
5.11	Taxes	65
5.12	ERISA Compliance	65
5.13	Subsidiaries; Equity Interests; Loan Parties	66
5.14	Margin Regulations; Investment Company Act	66
5.15	Disclosure	66
5.16	Compliance with Laws	66
5.17	Intellectual Property; Licenses, Etc	67
5.18	Solvency	67
5.19	Casualty, Etc	67
5.20	Labor Matters	67
5.21	Collateral Documents	67
5.22	ProMed Acquisition	67
5.23	Health Care Matters	67
Article VI	AFFIRMATIVE COVENANTS	69
6.01	Financial Statements	70

6.02	Certificates; Other Information	71
6.03	Notices	74
6.04	Payment of Obligations	75
6.05	Preservation of Existence, Etc	75
6.06	Maintenance of Properties	76
6.07	Maintenance of Insurance	76
6.08	Compliance with Laws	76
6.09	Books and Records	76
6.10	Inspection Rights	76
6.11	Use of Proceeds	77
6.12	Covenant to Guarantee Obligations and Give Security	77
6.13	Compliance with Environmental Laws	80
6.14	[Reserved.]	80
6.15	Further Assurances	80
6.16	Compliance with Terms of Leaseholds	81
6.17	Interest Rate Hedging	81
6.18	Material Contracts	81
6.19	Notices to Obligors; Delivery of Collections and RA/EOBs	81
Article VII	NEGATIVE COVENANTS	82
7.01	Liens	82
7.02	Indebtedness	83
7.03	Investments	84
7.04	Fundamental Changes	86
7.05	Dispositions	87
7.06	Restricted Payments	87
7.07	Change in Nature of Business	88
7.08	Transactions with Affiliates	88
7.09	Burdensome Agreements	88
7.10	Use of Proceeds	89
7.11	Financial Covenants	89

7.12	Capital Expenditures	90
7.13	Amendments of Organization Documents	90
7.14	Accounting Changes	90
7.15	Prepayments, Etc. of Indebtedness	90
7.16	Amendment, Etc. of Related Documents and Indebtedness	90
7.17	Holding Company	91
Article VIII	EVENTS OF DEFAULT AND REMEDIES	91
8.01	Events of Default	91
8.02	Remedies upon Event of Default	93
8.03	Application of Funds	94
Article IX	ADMINISTRATIVE AGENT	95
9.01	Appointment and Authority	95
9.02	Rights as a Lender	96
9.03	Exculpatory Provisions	96
9.04	Reliance by Administrative Agent	97
9.05	Delegation of Duties	97
9.06	Resignation of Administrative Agent	97
9.07	Non-Reliance on Administrative Agent and Other Lenders	98
9.08	No Other Duties, Etc	98
9.09	Administrative Agent May File Proofs of Claim	98
9.10	Collateral and Guaranty Matters	99
Article X	MISCELLANEOUS	100
10.01	Amendments, Etc	100
10.02	Notices; Effectiveness; Electronic Communications	101
10.03	No Waiver; Cumulative Remedies	103
10.04	Expenses; Indemnity; Damage Waiver	104
10.05	Payments Set Aside	105
10.06	Successors and Assigns	106
10.07	Treatment of Certain Information; Confidentiality	110
10.08	Right of Setoff	110

10.09	Interest Rate Limitation	111
10.10	Counterparts; Integration; Effectiveness	111
10.11	Survival of Representations and Warranties	111
10.12	Severability	112
10.13	Replacement of Lenders	112
10.14	Governing Law; Jurisdiction; Etc	113
10.15	California Judicial Reference	113
10.16	No Advisory or Fiduciary Responsibility	114
10.17	USA PATRIOT Act Notice	114

v

SCHEDULES

1.01                 Capitated Contracts

2.01                 Commitments and Applicable Percentages

4.01(n)            Certain Swap Contracts

5.03                 Certain Authorizations

5.08(b)            Existing Liens

5.08(c)            Owned Real Property

5.08(d)(i)        Leased Real Property (Lessee)

5.08(d)(ii)       Leased Real Property (Lessor)

5.08(e)            Existing Investments

5.13                 Subsidiaries and Other Equity Investments; Loan Parties

5.17                 Intellectual Property Matters

5.23                 Filings

6.12                 Guarantors

7.02                 Existing Indebtedness

7.06                 Management Agreements

10.02               Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                     Committed Loan Notice

B                     Term Note

C                     Revolving Credit Note

D                     Compliance Certificate

E                      Assignment and Assumption

F                      Guaranty

G                     Security Agreement

H                     Pledge Agreement

I                       Opinion Matters — Counsel to Loan Parties

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 1, 2007, among PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation (“Holdings”), PROSPECT MEDICAL GROUP, INC., California professional corporation (“Group” and, together with Holdings, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” has the meaning set forth in the Security Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate amount of the Term Loans outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Credit Agreement.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility, (a) from the Closing Date through March 1, 2008, 0.25% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
Pricing Level	Consolidated Senior Leverage Ratio	Commitment Fee
I	Greater than or equal to 2.5:1.0	0.35%
II	Less than 2.5:1.0	0.25%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date through March 1, 2008, (i) with respect to Credit Extensions under the Revolving Credit Facility, 0.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans and Letter of Credit Fees, and (ii) with respect to Term Loans, 0.75% per annum for Base Rate Loans and 3.75% per annum for Eurodollar Rate Loans, and (b) thereafter, (i) in the case of Credit Extensions under the

Revolving Credit Facility the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and (ii) in the case of the Term Loans, the applicable percentage for Credit Extensions under the Revolving Credit Facility plus 0.50% per annum:

Applicable Rate
Pricing Level	Consolidated Senior Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
I	Greater than or equal to 2.5:1.0	3.75%	0.75%
II	Greater than or equal to 2.0:1.0, but less than 2.5:1.0	3.25%	0.25%
III	Greater than or equal to 1.5:1.0, but less than 2.0:1.0	2.75%	0.00%
IV	Less than 1.5:1.0	2.50%	0.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitated Contracts” means all of the Loan Parties’ contracts whether presently existing or hereafter executed between Loan Parties, various health maintenance organizations and all proceeds therefrom.  A list of all Capitated Contracts in effect on the Closing Date is attached as Schedule 1.1.

“Capitated Contract Rights” means all of the Loan Parties’ rights to payment of any kind arising from or out of Capitated Contracts or any other contracts or rights to payment from health service contracts whether presently existing or hereafter executed between Loan Parties and various health maintenance organizations.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.19) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper of any issuer rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease for any reason other than death or disability to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(d)           Holdings or Group, as applicable, shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in each of its Subsidiaries or any other Person that is, or may from time to time become, a Loan Party, except in the case of Nuestra Familia Medical Group, in which case a Change of Control shall have occurred if Group ceases to own and control over 50% of the outstanding stock.

“Clean-up Period” means a period of 45 consecutive days commencing on the first Business day of each fiscal quarter of Holdings.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Assignment of ProMed Documents” means the collateral assignment of ProMed documents executed and delivered pursuant to Section 4.01(a)(v), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Collateral Assignment of ProMed Documents, the Terner Pledge Agreement, each of the security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collections” means all funds received from or on behalf of Obligors in payment of any amount owed with respect to Accounts.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted EBITDA” means, as of any date of determination, Consolidated EBITDA for the most recently completed Measurement Period, as the same has been adjusted by the Administrative Agent, including adjustments for excess compensation in respect of the ProMed Entities.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Holdings and its Subsidiaries (including the ProMed Entities) for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries (including the ProMed Entities) for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA, less the aggregate amount of all cash Capital Expenditures less the aggregate amount of all cash Taxes to (b) the sum of Consolidated Interest Charges plus the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, in each case, of or by Holdings and its Subsidiaries (including the ProMed Entities) for the most recently completed Measurement Period.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis for the most recently completed Measurement Period and paid in cash.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).

“Consolidated Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date.

“Consolidated Senior Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than any Letters of Credit issued by Bank of America and cash collateralized by a Borrower), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than any Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is non-recourse to such Borrower or such Subsidiary minus any Indebtedness which is subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Indebtedness as of such date to (b) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries (including the ProMed Entities) on a consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the ratings as determined by S&P of any Person’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DMHC” means the Department of Managed Care of the State of California.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of Holdings, the excess (if any) of (a) Consolidated EBITDA for such fiscal year over (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by Holdings and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07, (iii) all income taxes actually paid in cash by Holdings and its Subsidiaries and (iv) Capital Expenditures actually made by Holdings and its Subsidiaries in such fiscal year.

“Excluded Issuance” by any Person means an issuance and sale of an Equity Interest in such Person to the shareholders of Pomona Valley Medical Group, Inc., ProMed Health Services Company and Upland Medical Group Inc., a Professional Medical Corporation, in connection with the ProMed Acquisition or an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest), including issuances to employees, contractors, consultants, or directors of Holdings and its Subsidiaries and Affiliates, including Group and Group’s Subsidiaries pursuant to (A) options issued to such employees, contractors, consultants, or directors pursuant to the Prospect Medical Holdings, Inc. 1998 Stock Option Plan (“Current Stock Option Plan”), as such Current Stock Option Plan may be amended from time to time to increase the number of options for such employees, contractors, consultants or directors or to comply with tax laws, securities laws or the rules and regulations of any stock exchange to which Holdings may be listed, (B) options issued to such employees, contractors, consultants, or directors outside of the Current Stock Option Plan on or before the Closing Date or (C) Stock issuances to employees, contractors, consultants, or directors of Holdings and its Subsidiaries and Affiliates pursuant to any other restricted stock, stock option, or stock appreciation plan or agreement entered into after the Closing Date to replace the Current Stock Option Plan.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of September 27, 2004 among the Borrowers and certain of their Affiliates and Residential Funding Corporation, as lender, as amended.

“Extraordinary Receipt” means the proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and other than proceeds used to repair, replace, restore or rebuild the Collateral) and condemnation awards.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee-For-Service Accounts” means Accounts other than Capitated Contract Rights.

“Fee Letter” means the letter agreement, dated June 1, 2007, among the Borrowers, the Administrative Agent and the Arranger.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or financial performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrowers listed on Schedule 6.12 and each other Subsidiary of either Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by each of the Borrowers and the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Care Laws” means (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iv) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (viii) Laws relating to the ownership or operation of a health care facility or business, or assets used in connection therewith, (ix) Laws relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Loan Party and its Subsidiaries, including, but not limited to, laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, and (x) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (x) as may be amended from time to time.

“Healthcare Service Plan License” means a license issued by the California Department of Corporation or the corresponding agency of another state and/or any other applicable or successor state agency or body, certifying that a Loan Party is qualified to operate as a health service plan under applicable law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, where the Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Revolving Credit Facility.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $2,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each

Secured Hedge Agreement, and (h) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Lockbox” and/or “Lockbox Account” means any lockbox or deposit account into which Collections are to be deposited pursuant to Section 6.19 of this Agreement.

“Management Agreements” means the agreements identified on Schedule 7.06.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person; and, in the case of the Borrowers and their Subsidiaries, “Material Contracts” shall include, among other contracts, all Capitated Contracts.

“Maturity Date” means May 31, 2010; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed twelve calendar months or, if fewer than twelve calendar months have been completed since the Closing Date, the number of calendar months that have been completed since the Closing Date; provided that for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant in Section 7.11(a), (b) or (e) as of the end of any month prior to May 1, 2008, such calculation shall be based on the annualized pro forma performance of the Borrowers and ProMed from and after the Closing Date.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Codes.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Membership” means, as to either Borrower as of the end of any calendar month, the number of Persons who are subject to Capitated Contracts with such Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

(b)           with respect to the sale or issuance of any Equity Interest (other than Excluded Issuances) by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means any Person that is obligated to make any payment with respect to any Capitated Contract or other Accounts.

“Obligor Notice” means a written notice by any Loan Party to an Obligor in for and substance satisfactory to the Administrative Agent which, among other things, shall direct such Obligor to make payments of Collections directly to an applicable Lockbox (or, in the case of payments by wire transfer, the applicable Lockbox Account), and mail all RA/EOBs directly to the applicable Lockbox.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Law.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the pledge agreement executed and delivered pursuant to Section 4.01(a)(iv), as such agreement may be amended, supplemented, restated or otherwise modified from time to time, which will cover all present and future shares of capital stock of (or other ownership or profit interests in) each of the Borrowers’ present and future Subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign Subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the applicable Borrower) and which will be in substantially the form of Exhibit H hereto.

“Pledged Equity” has the meaning specified in the Pledge Agreement.

“Pomona Valley Acquisition” means the acquisition of Pomona Valley Medical Group, Inc. by the Borrowers pursuant to the Pomona Valley Acquisition Agreement.

“Pomona Valley Acquisition Agreement” means that certain Agreement and Plan of Reorganization dated as of May 21, 2007 among the Borrowers, Prospect Pomona Medical Group, Inc., Pomona Valley Medical Group, Inc. and the other parties signatory thereto.

“ProMed Acquisition” means, collectively, the Pomona Valley Acquisition, the ProMed Health Acquisition and the Upland Acquisition.

“ProMed Acquisition Documents” means the ProMed Acquisition Agreement, the Upland Acquisition Agreement, the Pomona Valley Acquisition Agreement and the other agreements, instruments and documents executed by the Loan Parties in connection with the ProMed Acquisition.

“ProMed Entities” means collectively, ProMed Health Services Company and ProMed Health Care Administrators.

“ProMed Health Acquisition” means the acquisition of the ProMed Entities by the Borrowers pursuant to the ProMed Health Acquisition Agreement.

“ProMed Health Acquisition Agreement” means that certain Agreement and Plan of Reorganization dated as of May 21, 2007 among Holdings, Prospect Health Administrators, Inc., ProMed Health Services Company, ProMed Health Care Administrators and the other parties signatory thereto.

“Public Lender” has the meaning specified in Section 6.02.

“RA/EOB” means any remittance advices or explanation of benefits prepared by an Obligor for the benefit of a Loan Party detailing amounts paid on any Fee-For-Service Account.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(ix).

“Register” has the meaning specified in Section 10.06(c).

“Related Documents” means the ProMed Acquisition Documents, the Second Amended and Restated Assignable Option Agreement dated as of June 1, 2007 among Prospect Medical Systems, Inc., a Delaware corporation, Group, and Jacob Y. Terner, M.D. and the Amended and Restated Credit Succession Agreement, effective June 1, 2007, by and among each of the Loan Parties and Bank of America.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings or Group; provided, however, that the parties agree that Brotman Medical Center, Inc., a California corporation, in which Holdings’ Subsidiary, Prospect Hospital Advisory Services, Inc. holds less than a majority of the shares, is not considered a Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B.

“Terner Pledge Agreement” means the pledge agreement executed and delivered pursuant to Section 4.01(a)(iv), as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Threshold Amount” means $1,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the consummation of the ProMed Acquisition, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (c) the refinancing of certain outstanding Indebtedness of the Borrowers and their Subsidiaries and the termination of all commitments with respect thereto, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of California; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Upland Acquisition” means the acquisition by the Borrowers of Upland Medical Group, a professional corporation, pursuant to the Upland Acquisition Agreement.

“Upland Acquisition Agreement” means that certain Stock Purchase Agreement dated as of May 21, 2007 among the Borrowers, Upland Medical Group, a professional corporation, and the other parties signatory thereto.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans.  (a) The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment Percentage of the Term Facility.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.  (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.

During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Revolving Credit Facility.

2.03         Letters of Credit.  (a) The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;
(D)          such Letter of Credit is to be denominated in a currency other than Dollars;
(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith,

and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any valid and enforceable right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04         [Reserved].

2.05         Prepayments.  (a) Optional.  Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)           Mandatory.  (i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) either (I) 50% of Excess Cash Flow for the fiscal year covered by such financial statements if the Borrowers’ Consolidated Senior Leverage Ratio

for such fiscal year was greater than 2.0 to 1.0 or (II) 25% of Excess Cash Flow for the fiscal year covered by such financial statements if the Borrowers’ Consolidated Senior Leverage Ratio for such fiscal year was greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0, over (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a)(i) (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(ii)           If any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (d) and other than Net Cash Proceeds of $100,000 or less in any fiscal yer) which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(iii)          Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(iv)          Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(v)           Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(vi)          Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof in inverse order of maturity and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b).

(vii)         If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(viii)        Except as otherwise provided in clause (x), prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding

Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrowers for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(iii).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(ix)           The Borrowers shall, on the first Business Day of each Clean-up Period, prepay in full all Revolving Credit Loans and L/C Borrowings outstanding on such day.

2.06         Termination or Reduction of Commitments.  (a) Optional.  The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07         Repayment of Loans.  (a)  Term Loans.  The Borrowers shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

The last Business Day of each Calendar Month	Amount
Commencing June 30, 2007 through May 31, 2008	$500,000
Commencing June 30, 2008 through November 30, 2008	$625,000
Commencing December 31, 2008 through May 31, 2009	$725,000
Commencing June 30, 2009 through November 30, 2009	$825,000
Commencing December 31, 2009 through April 30, 2010	$1,000,000
Maturity Date	Remaining Balance

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08         Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)           (i)  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)           Other Fees.  (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)           Termination Fees.  The Borrowers shall pay to the Administrative Agent for the account of the Lenders termination fees in the amount of (i) $795,000 if the Borrowers shall terminate this Agreement prior to the first anniversary of the Closing Date and (ii) $397,500 if the Borrowers shall terminate this Agreement after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; provided, however that such fees shall be waived if this Agreement is refinanced with another facility provided by Bank of America and its Affiliates.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, either Borrower or the Lenders determine that (i) the Consolidated Senior Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable

Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrowers shall have no liability hereunder in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of an Administrative Agent, Lender or L/C Issuer.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C

Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, upon the written request of such Lender, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13; or

(d)           any assignment by a Lender pursuant to Section 10.06 prior to the six month anniversary of the Closing Date;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07         Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01         Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)          acknowledgment copies of proper financing statements, duly filed on or before the day of the initial  Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
(B)           completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Loan Party as debtor, together with copies of such other financing statements, and

(C)           evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(iv)          the Pledge Agreement, duly executed by each Borrower and each Subsidiary that holds the capital stock of a Subsidiary, covering all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future Subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such first-tier foreign Subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrowers), and the Terner Pledge Agreement duly executed by Jacob Y. Terner, M.D. together with;

(A)          certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank;
(B)           acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), amendments to the collateral descriptions contained in filed financing statements, or such other evidence of filing as may be acceptable to the Administrative Agent, naming each party to the Pledge Agreement and the Terner Pledge Agreement as the debtor, and the Administrative Agent on behalf of the Secured Parties, as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Pledge Agreement and the Terner Pledge Agreement;
(C)           Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens, together with such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request; and
(D)          certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-3), or a similar search report certified by a party selected by and acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any of the Loan Parties (under their present names and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (B) above, together with copies of such financing statements (none of which (other than those described in clause (B), if such Form UCC-3 or search report, as the case may be, is current enough to list such financing statements described in clause (B)) shall cover any Collateral described in the Pledge Agreement and the Terner Pledge Agreement;

(v)           the Collateral Assignment of ProMed Documents, duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereunder has been taken

(vi)          such certificates of resolutions or other action, incumbency certificates, certified copies of articles of incorporation or organization, bylaws and other organizational documents of each of the Loan Parties and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower and other Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or organization and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)        a favorable opinion of Theodora Oringher Miller & Richman PC, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)           a copy of the opinion of counsel to the ProMed Entities in the form attached as an exhibit to the Acquisition Agreements for the ProMed Acquisition, which is addressed and delivered to Holdings and Group in connection with the ProMed Acquisition, together with a reliance letter addressed to the Administrative Agent that states that the Administrative Agent and the Lenders may rely thereon;

(x)            a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)           a certificate signed by the chief financial officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied (B) that other than as reported in Holdings’ 10-Q Quarterly Report as of March 31, 2007 on file with the SEC, there has been no event or circumstance (i) since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) since September 30, 2006 that has had or could reasonably be expected to have, either individually or in the aggregate, a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the ProMed Entities and their Subsidiaries taken as a whole, and (C) that (w) after a $1,000,000 pro forma adjustment to the EBITDA of the ProMed Entities and the $4,100,000 of pro forma adjustments to the Consolidated EBITDA of the Borrower and its Subsidiaries, the Consolidated Senior Leverage Ratio of the Borrowers and their Subsidiaries (after giving pro forma effect to the ProMed Acquisition and giving effect to all Credit Extensions to be made on the Closing Date) is not greater than 2.4 to 1.0, (x) Consolidated Adjusted EBITDA of the Borrowers and their Subsidiaries for the twelve month period ended March 31, 2007 (calculated as if the ProMed Acquisition had occurred on the first day of each such twelve-month period) is greater than $19,500,000, (y) the total membership of Borrowers and their Subsidiaries (including the ProMed Entities) is not less than 245,000, and (z) Borrowers and their Subsidiaries (including the ProMed Entities) have unrestricted and unencumbered cash as of the Closing Date in an amount not less than $18,000,000;

(xii)          certificates attesting to the Solvency of each Loan Party and each of the ProMed Entities before and after giving effect to the Transaction, from its chief financial officer;

(xiii)         certified copies of each employment agreement and other compensation arrangement with each executive officer of any Loan Party or any of its Subsidiaries as the Administrative Agent shall request;

(xiv)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv)         copies of all governmental, shareholder and material third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, desirable in connection with the ProMed Acquisition and the Transaction and evidence of the expiration of all applicable waiting periods without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on the Borrowers and the Guarantors or that could seek or threaten any of the foregoing, and that no Law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect;

(xvi)        certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

(xvii)       a certificate from a Responsible Officer of Holdings, dated as of the Closing Date, stating that (i) all conditions precedent to the ProMed Acquisitions have been satisfied without waiver or forbearance; (ii) the representations and warranties of all parties to the ProMed Acquisition Documents are true and correct in all material respects; and (iii) Holdings has given irrevocable instructions to its counsel to file the necessary merger certificates in order to consummate the ProMed Acquisitions subject to receipt of the proceeds of the Loan to fund the cash portion of the purchase price of the ProMed Acquisitions;

(xviii)      evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(xix)         such other assurances, certificates, documents, consents, reports, audits or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b)           (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date with reasonable specificity and time to review and address any reasonable objections of Borrowers, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)           The Closing Date shall have occurred on or before June 10, 2007.

(e)           The Lenders shall have completed a due diligence investigation and filed audit of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested.

(f)            The ProMed Acquisition Documents shall be in full force and effect.

(g)           The ProMed Acquisition shall have been consummated simultaneous herewith strictly in accordance with the terms of the ProMed Acquisition Documents, without any waiver or amendment not consented to by the Lenders of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.

(h)           The ProMed Acquisition shall have been consummated strictly in accordance with the terms of the ProMed Acquisition Documents, which terms shall be satisfactory to the Administrative Agent; the Administrative Agent shall be satisfied with the terms of any additional financing provided to the Loan Parties in connection with the ProMed Acquisition; the aggregate “Merger Consideration” and “Purchase Price” (as such terms are defined in the ProMed Acquisition Documents) shall include a minimum stock contribution by the Borrowers and their Affiliates valued at least $6,960,000 or 14.5% of the Purchase Price including reasonable assurance that Borrowers are not issuing more than 19.99% of the outstanding shares of common stock of Holdings on the Closing Date.

(i)            All loans made by the Lenders to the Borrowers shall be in full compliance with the FRB’s margin regulations.

(j)            There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of either of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (i) have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries and Affiliates, taken as a whole, (ii) adversely affect the ability of either Borrower or any Guarantor to perform its obligations under the loan documentation or (iii) adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except for Nuestra Familia Medical Group, Inc. which shall be back in good standing on or before June 15, 2007, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, all of which have been duly obtained, taken, given or made and are in full force and effect, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 or those which, individually or in the aggregate, are not material.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05         Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.  The audited financial statements of the ProMed Entities dated as of December 31, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the ProMed Entities and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the ProMed Entities and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  The unaudited consolidated balance sheet of the ProMed Entities and their Subsidiaries dated March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the ProMed Entities and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, other than as reported in Holdings’ Form 10-Q Quarterly Report as of March 31, 2007 on file with the SEC, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the ProMed Entities and their Subsidiaries taken as a whole.

(d)           The consolidated and consolidating pro forma balance sheet of Holdings and its Subsidiaries as at March 31, 2007, and the related consolidated and consolidating pro forma statements of income and cash flows of the Borrowers and their Subsidiaries for the six months then ended, certified by the chief financial officer or treasurer of the Borrowers, copies of which have been furnished to each Lender, fairly present the consolidated and consolidating pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated and consolidating pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e)           The consolidated and consolidating forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.

5.06         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their respective Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07         No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens; Investments.  (a)  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01 and the Liens under the Existing Credit Agreement being terminated concurrently with the Closing.

(c)           Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)           Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09         Environmental Compliance.  (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           No Loan Party nor, to the Loan Parties’ knowledge, any other Person, has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by any Loan Party, or in which any Loan Party ever held, directly any legal or beneficial interest or estate, and no such real property has ever been used by any Loan Party or, to Loan Parties’ knowledge, any other Person, as a disposal site or permanent or temporary storage site for any Hazardous Material.  Each Loan Party has been issued and is in compliance with all material Permits relating to environmental matters, and have filed all notifications and reports required under applicable Environmental Laws, the failure to have or comply with which could reasonably be expected to have a Material Adverse Effect.  All Hazardous Materials used or generated by Loan Parties or any business merged into or otherwise acquired by any Loan Party have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all Environmental Laws, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.  No Loan Party has any liabilities with respect to Hazardous Materials, and to Loan Parties’ knowledge, no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials which could reasonably be expected to have a Material Adverse Effect.

5.10         Insurance.  The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

5.11         Taxes.  The Borrowers and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12         ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13         Subsidiaries; Equity Interests; Loan Parties.  No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 (as the same may be updated from time to time), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.  Pinnacle Health Resources does not conduct any business and the fair market value of its assets does not exceed $25,000.

5.14         Margin Regulations; Investment Company Act.  (a)  The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of any Borrower, any Person Controlling any Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.  Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16         Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries.  To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19         Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20         Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any of its Subsidiaries as of the Closing Date and neither any Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21         Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22         ProMed Acquisition.  The copies of the Related Documents provided to the Administrative Agent and the Lenders are in full force and effect and there have been no amendments or other modifications to any of the Related Documents.

5.23         Health Care Matters.  Without limiting the generality of any other provision contained herein:

(a)           Compliance with Health Care Laws; Permits.  Each Loan Party and each of its Subsidiaries, and any Person acting on their behalf, is in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, including its provision of professional services.  Each Loan Party and each of its Subsidiaries, and any Person acting on their behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, including its provision of professional services, as presently conducted.  All such Permits are in full force and effect and there has occurred no default under, or violation of, any such Permit.  Except as set forth on Schedule 5.23, no action, demand, requirement or investigation by any Governmental Authority and no suit, action or proceeding by any other person, in each case with respect to each Loan Party, any of its Subsidiaries, any Person acting on their behalf, or any of their respective properties, other assets or provision of professional services under any Laws, is pending or, to the knowledge of each Loan Party and its Subsidiaries, threatened.

(b)           Filings.  Except as set forth on Schedule 5.23, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Authority have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)           Material Statements.  No Loan Party nor any of its Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a violation of any Health Care Law.  No Loan Party nor any of its Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any of its Subsidiaries, has made any untrue statement of fact regarding claims incurred but not reported.

(d)           Billing.  Each Loan Party, each of its Subsidiaries and each contracting physician of a Loan Party or Subsidiary (to the extent required) has the requisite provider number or other Permit to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs (as defined below), including but not limited to Capitated Contracts with managed care organizations, that each Loan Party and each of its Subsidiaries currently bill.  There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Loan Party or its Subsidiaries, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor (as defined below) provider number or result in any Loan Party’s or any Subsidiaries’ exclusion from any Third Party Payor Program.  No Loan Party nor each of its Subsidiaries has billed or received any payment or reimbursement in excess of amounts allowed by any Health Care Law or other law.  For purposes of this Agreement, a “Third Party Payor” means Medicare, Medicaid, TRICARE, Blue Cross and/or Blue Shield, state government insurers, private insurers and any other person or entity which presently or in the future maintains Third Party Payor Programs.  In addition, for purposes of this Agreement, “Third Party Payor Programs” means all third party payor programs in which each of the Loan Parties and each of its Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

(e)           Proceedings.  There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action

(legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting any Loan Party or any of its Subsidiaries relating to any of the Health Care Laws.

(f)            Prohibited Transactions.  Neither the Loan Parties nor any Subsidiary nor any Person acting on behalf of the Loan Parties or any Subsidiary is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business to provide services, lease space, lease equipment or engage in any other venture or activity, other than agreements which are in compliance with all applicable Health Care Laws.  Neither the Loan Parties nor any Subsidiary, nor any person acting on behalf of the Loan Parties or any Subsidiary, directly or indirectly:  (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, medical staff member, contractor or Third Party Payor of the Loan Parties and/or any Subsidiary in order to illegally obtain business or payments from such person; (2) given or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, contractor, Third Party Payor or any other person; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any government entity having jurisdiction over such payment, contribution or gift; (4) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (5) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used or was given for any purpose other than that described in the documents supporting such payment.

(g)           Medicare/Medicaid.  There are no Medicare or Medicaid termination proceedings underway with respect to any of the Loan Parties, each entity meets the Medicare conditions of participation and, to our knowledge after such reasonable investigation under the circumstances, no employee or independent contractor to any of the Loan Parties has been excluded in participating in Medicare or Medicaid or any similar federal programs.

(h)           Compliance.  Loan Parties possess and implement all necessary policies and procedures to ensure that all aspects of Loan Parties operations, their employees, and all healthcare providers under contract with any Loan Party, comply with all applicable Health Care Laws.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings (commencing with the fiscal year ended September 30, 2007), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and together with any letters from such accountants to the board of directors or management of Holdings;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended June 30, 2007), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within 30 days after the end of each of the first 11 months of each fiscal year of Holdings (commencing with the fiscal month ended May 31, 2007), a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of Holdings’ fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings; and

(d)           as soon as available, but in any event at least 15 days before the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrowers, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a monthly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or

(b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that during the performance of the financial audit no knowledge was obtained of any Default under the financial covenants set forth in Section 7.11 or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            as soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents alleging that an event of default has occurred (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)            [Reserved.]

(k)           quarterly, on or prior to the 30th day following the end of each fiscal quarter of Holdings, a schedule listing all then-existing Capitated Contracts and their expiration dates, and in addition, promptly, but in any case not later than 3 Business Days after any Loan Party obtains knowledge thereof, the Loan Parties shall advise the Administrative Agent in writing of the termination or non-renewal of any Capitated Contract, any adjustment in the per-patient price or rate of payment under any Capitated Contract or any adjustment, offset or deduction in respect of Capitated Contract Rights for retroactive additions and/or deletions of patients covered by Capitated Contracts during any consecutive 60-day period (the “Affected Capitated Contracts”) the payments under which Capitated Contract constituted, alone or together with payments under all other Affected Capitated Contracts, in excess of 10% of the aggregate payments under all Capitated Contracts during the immediately preceding twelve month period;

(l)            monthly, on or prior to the 30th day after the end of each calendar month, a report of IBNR (incurred but not reported) items for such month, which report shall include, but not be limited to, the claims lag analysis prepared by the Borrowers for each PMG Loan Party, in form and substance satisfactory to the Administrative Agent and prepared using the per-member-per-month method, including all medical expenses;

(m)          promptly upon receipt thereof, copies of actuarial reports as of March 31 and September 30 of each year;

(n)           as soon as available, but not later than 30 days after submission thereof to the California Department of Managed Health Care or the corresponding agency of another State and/or any other applicable or successor State agency or body, written notice of any application for, or the grant of, any Healthcare Service Plan License and all reports and/or financial statements required under any such Loan Party’s Healthcare Service Plan License, if any;

(o)           at the end of each 180-day period commencing with the first such period ending 180 days after the Closing Date, deliver updates of each of the schedules of applicable Obligors attached to the master Obligor Notices referenced in Section 6.20 to the Administrative Agent; and

(p)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree to identify that portion of all Borrower Materials that are to be made available to Public Lenders.  All such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03         Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by any Borrower referred to in Section 2.10(b);

(e)           of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(v);

(f)            of any investigation or audit, or pending or threatened proceedings relating to any violation by any Loan Party, any Subsidiary, or any health care facility to which a Loan Party or any Subsidiary provides services, of any Health Care Laws (including, without limitation, any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

(g)           of, and provide copies of any written recommendation from, any Governmental Authority or other regulatory body that any Loan Party, any Subsidiary, or any Obligor to which any Loan Party or any Subsidiary provides services should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or have its eligibility to participate in TRICARE, Medicare or Medicaid or to accept assignments or rights to reimbursement under TRICARE, Medicaid or Medicare regulations suspended, revoked, or limited in any way;

(h)           of any claim to recover any alleged material overpayments with respect to any Accounts including, without limitation, payments received from TRICARE, Medicare, Medicaid or from any private insurance carrier;

(i)            of termination of eligibility of any Loan Party, any Subsidiary of any Loan Party, or any health care facility to which any Loan Party provides services to participate in any reimbursement program of any private insurance carrier, managed care or similar organization, or other Obligor applicable to it;

(j)            of any material reduction in the level of reimbursement expected to be received with respect to any Accounts;

(k)           of any reimbursement payment contract or process that results or is reasonably expected to result in any claim against a Loan Party or any Subsidiary of such Loan Party (including on account of overpayments, settlement payments, appeals, repayment plan requests);

(l)            of, and provide copies of any report or communication from, any Governmental Authority in connection with any inspection of any facility of a Loan Party or any Subsidiary of such Loan Party;

(m)          of any healthcare provider’s fees being contested or disputed; and

(n)           of any litigation, investigation or proceeding that includes a claim for damages, penalties or other amounts to be paid that exceeds the amount covered by insurance by the Threshold Amount.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04         Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (b) ll lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and with adequate reserves in accordance with GAAP; and (c) ll Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrowers and their Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material

Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08         Compliance with Laws.  (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) regularly review and revise the policies and procedures of the Loan Parties to ensure continuing compliance by all Loan Parties, their employees and all healthcare providers under contract with any Loan Party with all applicable Health Care Laws and maintain appropriate programs and procedures for communicating such policies and procedures to all employees of any Loan Party and healthcare providers under contract with any Loan Party and for making sure that all employees of any Loan Party are able to report violations of any Health Care Laws and have such reports adequately addressed and corrected as soon as practicable.

6.09         Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10         Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11         Use of Proceeds.  Use the proceeds of (a) the initial Credit Extension (i) to finance, in part, the ProMed Acquisition, (ii) to refinance the Existing Credit Agreement, and to (iii) pay expenses incurred in connection with the foregoing and the Transaction, and (b) the other Credit Extensions for meeting financial solvency requirements under the DMHC regulations.

6.12         Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party (other than that Subsidiary set forth on Schedule 6.12 which Subsidiary may be formed but may not conduct business without meeting the requirements of this Section 6.12), then the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)           within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)          within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv)          within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v)           within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)          as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv)          within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Equity in such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by any Borrower and its

Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements.

6.13         Compliance with Environmental Laws.  Use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all material permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws, and shall promptly commence and diligently proceed to cure, to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to violations of compliance with applicable Environmental Laws; and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13..

6.14         [Reserved.]

6.15         Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16         Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17         Interest Rate Hedging.  Enter into prior to June 15, 2007, and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent and having Debt Ratings from S&P of not less than AA, covering a notional amount of not less than 75% of the aggregate outstanding Term Facility and providing for such Persons to make payments thereunder for a period of no less than three years and otherwise on terms acceptable to the Administrative Agent.

6.18         Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.19         Notices to Obligors; Delivery of Collections and RA/EOBs.  Within ninety (90) days after the Closing Date, the Loan Parties shall deliver Obligor Notices to all of their Obligors obligated under the Accounts consisting of Capitated Contract Rights, which Obligor Notice shall direct each such Obligor to make payments of Collections directly to an applicable Lockbox (or in the case of payments by wire transfer, the applicable Lockbox Account), and the Loan Parties shall deliver or cause to be delivered to the Administrative Agent on the Closing Date the duplicate original of each such Obligor Notice and evidence satisfactory to the Administrative Agent that the delivery of such Obligor Notices to the Obligors has been accomplished.  In addition, within ten (10) days after the Closing Date, the Loan Parties shall deliver to the Administrative Agent a master Obligor Notice, in form and substance satisfactory to the Administrative Agent, in respect of all of their Obligors obligated under Fee-For-Services Accounts which are governmental Accounts and a master Obligor Notice, in form and substance satisfactory to the Administrative Agent, in respect of all their Obligors obligated under Fee-For-Services Accounts which are not governmental Accounts, a copy of which Obligor Notice specifying the applicable Obligor’s information the Administrative Agent may deliver to the applicable Obligors on or after the occurrence of an Event of Default, and each which master Obligor Notice, among other things, shall direct such Obligor to make payments of Collections directly to an applicable Lockbox (or in the case of payments by wire transfer, the applicable Lockbox Account), and mail all RA/EOBs directly to the applicable Lockbox, and each of which master Obligor Notice shall attach a schedule listing all of the applicable Obligors as of a date reasonably proximate to the Closing Date, which schedules shall be updated pursuant to and in accordance with Section 6.02(o).  No such direction given by the Loan Parties to any Obligor shall be changed, modified or superseded without the express prior written consent of the Administrative Agent.  The Loan Parties shall cause all billing and claim forms sent to Obligors (and return envelopes, if any, furnished by the Loan Parties) to set forth only the applicable Lockbox as the address for payment of Accounts and, in the case of Fee-For-Services Accounts, delivery of the related RA/EOBs, and only the applicable Lockbox Account as the bank account for receipt of wire transfers for payment of Accounts; provided that unless an Event of Default has occurred and is continuing and the Administrative Agent has instructed the Loan Parties to do so, the Loan Parties are not required to direct Obligors of Fee-For-Services Accounts to remit payments and RA/EOBs only to a Lockbox or Lockbox Account.  If a payment on an Account is made by an Obligor other than to the appropriate Lockbox or Lockbox Account, the Loan Parties shall (x) remit such payment to the Lockbox Account on the same day of the receipt thereof, if possible, but in any event no later than the Business Day immediately following the day of receipt thereof, and (y) promptly take all necessary actions to effect the collection of such proceeds from the Person having possession thereof, if other than a Loan Party.  The Loan Parties shall cooperate with the Administrative Agent in the identification of items received in the Lockboxes and amounts deposited in the Lockbox Accounts and reconciliation thereof.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(g), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(g);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            other Liens securing Indebtedness permitted under Section 7.02 outstanding in an aggregate principal amount not to exceed $1,000,000, provided that no such Lien shall extend to or cover any Collateral; and

(k)           Liens in favor of any lender to Brotman Medical Center on the shares held by Prospect Hospital Advisory Services in Brotman Medical Center.

7.02         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of a Guarantor owed to a Borrower or another Guarantor, or owed by a Borrower to a Guarantor or the other Borrower, which Indebtedness shall be on terms (including subordination terms) acceptable to the Administrative Agent;

(b)           Indebtedness under the Loan Documents;

(c)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(d)           Guarantees of any Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Borrower or any wholly-owned Subsidiary;

(e)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;

(f)            Indebtedness of any Person that becomes a Subsidiary of a Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of such Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of such Borrower); and

(g)           Letters of Credit required under any Capitated Contract in favor of a HMO and any renewals thereof required by such HMO under the terms of the Capitated Contract.

7.03         Investments.  Make or hold any Investments, except:

(a)           Investments held by the Borrowers and their Subsidiaries in the form of Cash Equivalents;

(b)           (i) Investments by the Borrowers and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrowers and their Subsidiaries in Loan Parties (other than Holdings) and (iii) additional Investments by Subsidiaries of the Borrowers that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           Guarantees permitted by Section 7.02;

(e)           Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(f)            the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by a Borrower or one or more of its wholly-owned Subsidiaries

(including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(f):

(i)            the prior written consent of the Required Lenders shall have been delivered;

(ii)           any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(iii)          the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course;

(iv)          such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrowers and their Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of such Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(v)           (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi)          the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(g)           Investments by the Borrowers and their Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $1,000,000; provided that, with respect to each Investment made pursuant to this Section 7.03(g):

(i)            such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrowers and their Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of such Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(ii)           such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Borrowers and their Subsidiaries in the ordinary course;

(iii)          any determination of the amount of such Investment shall include all cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Holdings and its Subsidiaries in connection with such Investment; and

(iv)          (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(h)           other Investments not exceeding $1,000,000 in the aggregate in any fiscal year of Holdings.

7.04         Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Loan Party (other than Holdings);

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)           the Borrowers and their Subsidiaries may consummate the transactions contemplated by the ProMed Acquisition Agreements;

(e)           in connection with any acquisition permitted under Section 7.03, any Subsidiary of any Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Borrower and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person; and

(f)            so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrowers may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrowers) is a party, such Loan Party is the surviving corporation.

7.05         Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to a Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; and

(e)           Dispositions permitted by Section 7.04;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(e) shall be for fair market value.

7.06         Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to a Borrower, any Subsidiaries of any Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           Group may make payments to Holdings in an amount not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar taxes and fees required to maintain its corporate existence, and (iii) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns (or that file state and local income tax returns on a consolidated basis);

(d)           Holdings may issue and sell its common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the repayment of Loans pursuant to Section 2.05(b)(iii), other than the case of the issuance and sale of Excluded Issuances which Holdings may issue and sell without applying the proceeds thereof (ie., exercise price of options and warrants) to repayment of the Loans; and

(e)           the Loan Parties may make payments pursuant to the terms of their Management Agreements with each other, and make loans and advances in accordance with the terms of such Management Agreements, all of which will be subject to subordination terms acceptable to Lender.

7.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08         Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

7.09         Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of a Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11         Financial Covenants.  (a) Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio at any time during any Measurement Period set forth below to be greater than the ratio set forth below opposite such period:

Twelve Months Ending	Maximum Consolidated Senior Leverage Ratio
Closing Date through March 31, 2008	2.6 to 1.0
April 30, 2008 and each month thereafter	2.0 to 1.0

(b)           Consolidated Adjusted EBITDA.  Permit the Consolidated Adjusted EBITDA calculated for any Measurement Period as of the end of any month to be less than the amount set forth below opposite such period:

Twelve Months Ending	Minimum Adjusted EBITDA
Closing Date through August 31, 2008	$17,000,000
September 30, 2008 through August 31, 2009	$18,900,000
September 30, 2009 and each month thereafter	$21,500,000

(c)           Consolidated Net Worth.  Permit Consolidated Net Worth at any time during any period set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Net Worth
Closing Date through September 30, 2007	$36,800,000
October 1, 2007 through September 30, 2008	$39,000,000
October 1, 2008 through September 30, 2009	$46,000,000
October 1, 2009 and at all times thereafter	$55,000,000

(d)           Consolidated Membership.  (i) Permit the aggregate Membership of the Borrowers and ProMed as of the end of any calendar month to be less than 95% of such aggregate Membership as of the end of the previous calendar month or permit the total Membership of the Borrowers and ProMed for any fiscal quarter to be less than 95% of the Membership from the prior Fiscal Quarter unless any such decline shall have resulted from the Borrowers’ termination of an existing contract and the Borrowers (a) shall have provided the Administrative Agent with notice of such termination of such contract contemporaneously with the delivery of such notice to the counterparty and (b) shall have delivered to Administrative Agent, prior to giving  the notice of termination, projections satisfactory to the Required Lenders confirming that the Borrowers will remain in compliance with this Agreement and that such termination will not impair the Borrowers’ ability to repay its Obligations hereunder; or (ii) permit the aggregate monthly revenues for the Borrowers and ProMed in any calendar month to be less than 95% of the aggregate revenues for the prior calendar month or permit the aggregate revenue for any Fiscal Quarter of the Borrowers and ProMed to be less than 95% of the aggregate revenue for the preceding Fiscal Quarter.

(e)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any month to be less than 1.25 to 1.00.

7.12         Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrowers and their Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2007	$1,200,000
2008	$1,000,000
2009	$1,000,000
2010	$1,000,000
2011	$1,000,000

7.13         Amendments of Organization Documents.  Amend any of its Organization Documents.

7.14         Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15         Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(g).

7.16         Amendment, Etc. of Related Documents and Indebtedness.  (a) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, (c) waive any default under or any breach of any term or condition of any Related Document, (d) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (e) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(g).

7.17         Holding Company.  In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in those Loan Parties which are Subsidiaries of Holdings (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.14, 6.17, 6.19, 6.20 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due after giving effect to any applicable notice and cure period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs after giving effect to any applicable notice and cure period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such

Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, or (C) incurs a loss or has a material breach or other occurrence with respect to a Material Contract which would be likely to result in a Material Adverse Effect; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m)          Indictment.  The indictment or, as the Administrative Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Loan Party or Subsidiary or Affiliate of a Loan Party, in either case, as to which there is a reasonable probability of an adverse determination under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against a Loan Party or any Subsidiary or Affiliate of a Loan Party, pursuant to which statute or proceeding the penalties or remedies sought or available include forfeiture of (i) any material portion of the Collateral, or (ii) any other assets of a Loan Party that are necessary or material to the conduct of its business; or

(n)           DMHC Regulations.  The breach by any Loan Party of any of the Solvency Regulations set forth in Title 28 of the California Code of Regulations; or

(o)           Subordination.  (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02         Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lead Arranger or Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.09         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10         Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X
MISCELLANEOUS

10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)            change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or

2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g)           change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders,” without the written consent of each Lender under the applicable Facility;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)            release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02       Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any

Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii)  accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04       Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05       Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06       Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for any Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14       Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b)           SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15       California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither any Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PROSPECT MEDICAL HOLDINGS, INC.

By:
Name:
Title:

PROSPECT MEDICAL GROUP, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender and
L/C Issuer

By:
Name:
Title:

BANC OF AMERICA CAPITAL SOLUTIONS LLC, as a Lender

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Revolving Credit Commitments

Revolving Credit Lender	Revolving Credit Commitment	Applicable Percentage
Bank of America, N.A.	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

Term Commitments

Term Lender	Term Commitment	Applicable Percentage
Banc of America Capital Solutions LLC	$28,000,000	58.33333333%
Bank of America, N.A.	$20,000,000	41.66666667%
Total	$50,000,000	100.000000000%

Schedule 2.01
1

SCHEDULE 7.06

1.                                       Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of June 4, 1996, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.

a.                                       Amendment to Management Services Agreement, made as of October 1, 1998, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.

2.                                       Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources and StarCare Medical Group, Inc., dba Gateway Medical Group, Inc.

a.                                       Amendment to Management Agreement effective February 1, 2004, between Pinnacle Health Resources and StarCare Medical Group, Inc., dba Gateway Medical Group, Inc.

b.                                      Assignment of Management Agreement effective December 12, 2005 between Pinnacle Health Resources and Prospect Medical Systems, Inc.

3.                                       Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources and APAC Medical Group, Inc., dba Gateway Physicians Medical Associates, Inc.

a.                                       Amendment to Management Agreement effective February 1, 2004, between Pinnacle Health Resources and APAC Medical Group, Inc., dba Gateway Physicians Medical Associates, Inc.

b.                                      Assignment of Management Agreement effective December 12, 2005 between Pinnacle Health Resources and Prospect Medical Systems, Inc.

4.                                       Management Services Agreement, made as of August 1, 1999, between Prospect Medical Systems, Inc. and Nuestra Familia Medical Group.

5.                                       Management Services Agreement, made as of July 1, 1999, between Prospect Medical Systems, Inc. and AMVI/Prospect Medical Group.

6.                                       Management Services Agreement dated as of January 1, 2001 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.

a.                                       Amendment to Management Services Agreement dated as of November 1, 2002 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.

7.                                       Management Services Agreement dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Prospect Professional Care Medical Group, Inc.

8.                                       Management Services Agreement dated as of March 1, 2004 by and between Prospect Medical Systems, Inc. and Prospect NWOC Medical Group, Inc.

Schedule 7.06
1

9.                                       Second Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of September 25, 1997, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.

a.                                       Amendment to Management Services Agreement, made as of October 1, 1998, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.

10.                                 Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of October 31, 1997, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.

a.                                       Amendment to Management Services Agreement made as of October 1, 1998, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.

11.                                 Management Services Agreement effective as of May 19, 2003 between Sierra Medical Management, Inc., and Antelope Valley Medical Associates, Inc.

12.                                 Management Services Agreement dated as of July 14, 1997 between Prospect Medical Systems, Inc., and Santa Ana/Tustin Physicians Group Inc.

13.                                 Management Agreement dated November 1, 2006 between Prospect Medical Systems, Inc. and Genesis Healthcare of Southern California, a Medical Group.

14.                                 Management Services Agreement effective as of October 1, 2002 between ProMed Health Care Administrators and Upland Medical Group, A Professional Medical Corporation.

15.                                 Management Services Agreement effective as of October 1, 1998 between ProMed Health Care Administrators and Pomona Valley Medical Group, Inc.

Schedule 7.06
2

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Credit Services West

Mail Code:  CA4-702-02-25

2001 Clayton Road, Floor 2, Building B

Concord, CA 94520

Attention:            Adam Stoner

Telephone:  (925)-675-8825

Telecopier:  888-206-6220

Electronic Mail:  adam.j.stoner@bankofamerica.com

Wire Instruction:

Bank of America, New York, NY

ABA# 026009593

Account Name:  Corporate FTA

Account No.:  3750836479

Attention:  Adam Stoner

Ref.:  Prospect Medical Holdings, Inc.

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code:  WA1-501-32-37

800 Fifth Avenue, Floor 32

Seattle, WA 98104

Attention:            Tiffany Shin

Telephone:  (206)358-0078

Telecopier:  (206)358-0971

Electronic Mail:  tiffany.shin@bankofamerica.com

Schedule 10.02
1

L/C ISSUER:

Standby Letters of Credit:

Bank of America, N.A.

Trade Operations-Standby LC

Mail Code: CA9-705-07-05

1000 West Temple Street, Floor 7

Los Angeles, CA  90012-1514

Attention:            Tai Lu

Telephone:  213-481-7840

Telecopier:  213-580-8442

Electronic Mail:  tai_anh.lu@bankofamerica.com

Schedule 10.02
2